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Exhibit 23.2
Consent Of Geological Consultant




November 2, 2006


I hereby consent to the inclusion and reference of my report dated September 8, 2005, entitled "Report on the Examination of the Cathi 1 Claim" in the Registration Statement on Form SB-2 filed by Geopulse Exploration Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Geopulse Exploration Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Geopulse Exploration Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.



/s/ Kenneth M. Dawson
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Kenneth M. Dawson, Ph.D., P.Geo